[FHLBank Atlanta logo]

News Release

May 11, 2012

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Increases Dividend for First Quarter 2012,

Announces Quarterly Excess Stock Repurchase

ATLANTA, May 11, 2012 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the first quarter of 2012 of 1.51 percent.

"Our focus is on returning value to our shareholders, while continuing to provide them with the funding they need to support housing and credit demands in their communities," said Scott C. Harvard, Chairman of the FHLBank Atlanta Board of Directors. "We are pleased to increase the shareholder dividend for the first quarter 2012 by 25 basis points."

The dividend rate is equal to average three-month LIBOR plus 1 percent for the period of January 1, 2012, to March 31, 2012. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on May 16, 2012.

The Bank also announced that it will repurchase up to $700 million of membership excess capital stock and activity-based excess capital stock on May 30, 2012. The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of May 29, 2012. Shareholders will be notified regarding the details of this repurchase.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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